                                                                     EXHIBIT 4.4


                               SSP SOLUTIONS, INC.
                               PURCHASE AGREEMENT
                       8.0% SUBORDINATED CONVERTIBLE NOTES

                                December 17, 2001


To each Investor Named in
Exhibit A Hereto Executing
its Acceptance Hereof

Gentlemen:


         The undersigned, SSP Solutions, Inc., a Delaware corporation (the "Company"), hereby confirms its agreement with you as follows:

1. AUTHORIZATION, FORM AND ISSUANCE OF 8.0% SUBORDINATED CONVERTIBLE NOTES; CLOSING.

         1.1 AUTHORIZATION AND FORM. The Company has authorized the issuance, execution, sale and delivery to you and the other investors listed in Exhibit A (collectively the "Investors" and individually an "Investor") of 8.0% Subordinated Convertible Notes ("Notes") in an aggregate original principal amount of $2,500,000. Certain capitalized terms used herein are defined in
Section 8. The Notes shall be unsecured obligations of the Company, subordinated, as set forth in Section 7 of the Notes, only to the Senior Debt (as defined in the Notes) and senior in right of payment of principal and interest to all debt obligations of the Company not constituting Senior Debt, whether now or hereafter authorized or outstanding. The Notes shall be in the form of Exhibit B. The Notes shall be signed by an officer of the Company who has been authorized by the Company to execute and deliver this Agreement and the Notes.

         1.2 CLOSING; PAYMENT. Subject to the terms and conditions of this Agreement, and upon the basis of the representations, warranties and covenants contained herein, as of the date hereof (the "Closing Date"), the Company hereby sells to you and issues to you or to your nominee, and you hereby purchase from the Company for the purchase price set forth next to your name in Exhibit A, a
Note in the original principal amount set forth next to your name in Exhibit A, dated the Closing Date and payable to the order of you or your nominee, as specified in Exhibit A. The purchase price shall be paid by certified or official bank check or by wire transfer of immediately available funds against delivery of the Note to be purchased by you. The consummation of the transactions contemplated hereby shall occur simultaneously with the execution hereof and is hereinafter called the "Closing."

         1.3 DELIVERIES BY THE COMPANY. On the Closing Date, the Company shall deliver or cause to be delivered to the Investors each of the following items:

                  1.3.1 NOTES. The Notes in the original principal amounts set forth next to each Investor's name in Exhibit A.

                  1.3.2 GOOD STANDING CERTIFICATE. A certificate as to the good standing of the Company from the Secretary of State of Delaware dated within three days prior to the Closing Date.

                  1.3.3 SECRETARY CERTIFICATE. A certificate of the Secretary of the Company, in form and substance satisfactory to counsel to the Investors, dated as of the Closing Date, certifying on behalf of the Company to the accuracy and completeness of the Company's then current Certificate of Incorporation and Bylaws, resolutions authorizing the transactions described in this Agreement, and approving the form of this Agreement and the Notes.

                  1.3.4 COMPLIANCE CERTIFICATE. A certificate of the President of the Company, dated as of the Closing Date, certifying that all representations and warranties of the Company contained in Section 2 are true and correct as of the Closing Date and all covenants, agreements, undertakings and obligations to be performed or complied with by the Company as of or prior to the Closing, unless waived in writing, have been duly performed or complied with by the Company in accordance with the terms of this Agreement.

                  1.3.5 OTHER INSTRUMENTS. Such other instruments, documents or information as the Investors may reasonably request in connection with this Agreement and the transactions contemplated hereby, in form and substance reasonably satisfactory to the Investors.

         1.4 DELIVERIES BY THE INVESTORS. On the Closing Date, the Investors shall deliver or cause to be delivered to the Company each of the following items:

                  1.4.1 PURCHASE PRICE. Payment of the purchase price set forth next to each Investor's name in Exhibit A by certified or official bank check or by wire transfer of immediately available funds pursuant to the Company's instructions provided at least one day prior to the Closing Date.

                  1.4.2 OTHER INSTRUMENTS. Such other instruments, documents or information as the Company shall reasonably request in connection with this Agreement and the transactions contemplated hereby, in form and substance reasonably satisfactory to the Company.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to you that:

         2.1 ORGANIZATION AND QUALIFICATION OF THE COMPANY; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own its Property and to carry on its business as presently conducted or proposed to be conducted and to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement. The Company is qualified to do business in each of the jurisdictions in which the character of its Property or the nature of its activities makes such qualification in such jurisdictions necessary, except where the failure to so qualify would not have a material adverse effect on its business taken as a whole (a "Material Adverse Effect"). Except as disclosed in Schedule 2.1, the Company has no Subsidiaries and does not own of record or beneficially any securities of any corporation or any instrument or investment in any partnership, association, corporation, limited liability company, fund or business entity.

         2.2      CAPITAL STOCK.

                  (a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.01 par value ("Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). There are issued and outstanding 20,630,754 shares of Common Stock and no shares of Preferred Stock. There are no shares of Common Stock held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, non-assessable, are without, and were not issued in violation of, any preemptive rights, and were not issued in violation of federal or state securities laws.

                  (b) No other class of capital stock of the Company is issued or outstanding, and except as set forth on Schedule 2.2(b), there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company, or any other security of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

                  (c) Except as set forth on Schedule 2.2(c), there are no voting agreements, voting trust agreements, registration rights agreements, proxies or stockholder or similar agreements relating to the capital stock of the Company. Except as set forth on Schedule 2.2(c), the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

                  (d) The Company has a sufficient number of shares of Common Stock authorized and duly reserved for issuance upon conversion of the Notes. At all times while the Notes are outstanding, the Company will maintain an adequate reserve of duly authorized shares of Common Stock to enable it to perform its obligations under this Agreement and the Notes, and in no circumstances shall such reserved and available shares of Common Stock be less than the number of shares of Common Stock which would be issuable upon conversion of the Notes (the "Underlying Shares"). When issued in accordance with the terms of this Agreement and the Notes, the Underlying Shares will be duly authorized, validly issued, fully paid and non-assessable.

         2.3 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC

Documents") for the three years preceding the date of this Agreement (or such shorter period as the Company was required by law to file such material). The Company has delivered to the Investors or their representatives true and complete copies of any SEC Documents that were not filed electronically via EDGAR. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investors which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

         2.4 CHANGES. Except as disclosed in the SEC Documents, since December 31, 2000, there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of the Company's business which have not had, in the aggregate, a Material Adverse Effect;

                  (b) any damage, destruction or loss of any of the Company's Property which has had or is reasonably likely to have a Material Adverse Effect;

                  (c) any waiver by the Company of a valuable right or of a material debt owed to it; or

                  (d) any other event or condition of any character which has had or is reasonably likely to have a Material Adverse Effect.

         2.5      CERTAIN TRANSACTIONS. Except as set forth on Schedule 2.5:

                  (a) The Company is not indebted, either directly or indirectly, to any of its directors or executive officers or to their respective spouses or children, in any amount in excess of $50,000, other than for payment of salary for services rendered and reasonable expenses; none of such directors and executive officers or any members of their immediate families, are indebted to the Company in an amount in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the

         Company is affiliated or with which the Company has a business relationship which is material to the Company, or any firm or corporation which competes with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other Person. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

                  (b) The Company has not at any time since December 31, 2000 (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any Person, other than ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other in the ordinary course of the Company's business.

                  (c) For the purposes of subsection (a) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                  (d) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation or Bylaws that has had or is reasonably likely to have a Material Adverse Effect on the Company's business as now conducted or its Property or its financial condition.

         2.6 TAX MATTERS. All federal, state and local tax returns and tax reports required to be filed by the Company have been filed with the appropriate government agencies in all jurisdictions in which such returns and reports are required to be filed. The Company has paid all taxes and other assessments that have become due.

         2.7 TITLE TO PROPERTIES. The Company has good title to its Property, and, except as set forth in Schedule 2.7, none of such Property is subject to any mortgage, pledge, security interest, lien or other encumbrance. The Company owns or leases all of the material tangible assets that are required to operate its business as currently conducted.

         2.8 MATERIAL CONTRACTS AND COMMITMENTS. All the material contracts, agreements and instruments to which the Company is a party or by which any of its Property is bound (the "Material Contracts") are valid, binding and in full force and effect in all material respects, and are valid, binding and enforceable by the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Company is not in material default under any Material Contract nor, to the Company's knowledge, is any other party to such contract in material default. Neither the execution, delivery and performance of and compliance with this Agreement and the Notes and the transactions contemplated hereby and thereby will conflict with or constitute, with or without the passage of time and giving of notice, a default under any Material Contract.

         2.9 INTELLECTUAL PROPERTY. The Company has sufficient title and ownership of or has duly licensed for use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, other than licenses entered into in the ordinary course of the Company's business nor is the Company bound by or a party to any exclusive options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company is not in violation or infringement of, and by conducting its business as currently conducted, would not violate or infringe, any of the patents, trademarks, service marks, trade names, significant non-administrative copyrights or trade secrets or other proprietary rights of any other Person, and the Company is not otherwise aware of any such alleged violations, infringement, violations or possible violations. The Company is not aware of any violation or infringement by a third party of any of the Company's patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other proprietary rights and processes. The Company is not, nor does it believe it is or will be necessary to utilize any inventions of any of its officers, directors, consultants, independent contractors or employees (each, individually a "Staff Member") (or people it currently intends to hire) made prior to their employment or engagement by the Company, or otherwise made outside the scope of such Staff Member's employment or engagement with the Company.

         2.10 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any state or federal governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement and the Notes, or the consummation of any other transaction contemplated hereby or thereby or by the exhibits hereto and thereto.

         2.11 LITIGATION, ETC. Except as set forth on Schedule 2.11, there are no actions, proceedings or investigations pending or, to the Company's knowledge, threatened against the Company before any court or before any administrative agency or administrative officer and the Company has not violated any federal, state or local laws, regulations or orders.

         2.12 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its Property that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

         2.13 KEY EMPLOYEES. The Company is not aware that any of its officers or key employees, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

         2.14 PERMITS. The Company has all franchises, permits, licenses and similar authority necessary for the conduct of its business as presently conducted by it and as proposed to be conducted by it in the six month period following the Closing Date. The Company is not in default under any such franchises, permits, licenses, or other similar authority.

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         2.15     ENVIRONMENTAL AND SAFETY LAWS. To the Company's knowledge, the
Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures have been or are reasonably likely to be required in order to comply with any such existing statute, law or regulation.

         2.16     EMPLOYEES; ERISA.

                  (a) Set forth in Schedule 2.16 is a true and complete list and summary description of all bonus, pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, all employment contracts or executive compensation agreements, written or oral (collectively, "Plans"), in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all employees of the Company, and any or all employees of any member of the Company's controlled group (the "Controlled Entities") as described in Sections 414(b), (c), (m) and
         (o) of the Code (such plans, funds, programs, arrangements, contracts and agreements set forth on Schedule 2.16 being collectively referred to herein as the "Employee Plans"). Each of the Employee Plans and, with respect to each Employee Plan, the Company, each Controlled Entity and each administrator of any Employee Plan is in compliance, in form and operation, with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect applicable to such Employee Plans, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. None of the Employee Plans are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and neither the Company nor any Controlled Entity has ever maintained or contributed to any Plan subject to the foregoing Title and Sections. Except as set forth in
         Schedule 2.16, the Company does not have any liability and there are no claims pending or to the Company's knowledge other existing facts or circumstances which could give rise to any liability of the Company or create any lien with respect to any of the Property of the Company and/or any of the Subsidiaries with respect to the establishment, operation or administration of any of the Employee Plans. Without limiting the foregoing, (a) the Company's knowledge neither the Company nor any Controlled Entity or Employee Plan has ever engaged in a "prohibited transaction" (as defined under Section 406 of ERISA), and
         (b) the Company and each Controlled Entity have paid in full, subject only to normal retrospective adjustments in the ordinary course, all insurance premiums with regard to each Employee Plan for periods ending on or before the Closing. The consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company or create any lien with respect to the Property of the Company and/or any of the Subsidiaries with respect to the establishment, operation or administration of any of the Employee Plans. Neither the Company nor any Controlled Entity maintains, contributes to, or has any liability for medical, health, life, or other welfare benefits for present or future terminated employees (other than any welfare benefits provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law). Neither the Company nor any Controlled Entity is obligated to contribute to any pension plans that are Multiemployer Plans (within the meaning of Section 4001(a)(3) of ERISA) and neither the Company nor any Controlled Entity is or ever has been obligated to contribute to any Multiemployer

         Plans. Any Employee Plan intending to qualify under Section 401(k) of the Code does so qualify. To the Company's knowledge, all Employee Plans covered by ERISA, maintained by or contributed by the Company and/or any of the Subsidiaries or any Controlled Entity are in compliance with all applicable law, including any reporting requirements. To the Company's knowledge, neither the Company nor any Controlled Entity has engaged in any transaction prohibited by Section 4975 of the Code or Section 406 of ERISA which could subject the Company or any Controlled Entity or any other person who the Company may have an obligation to indemnify to any material tax or penalty imposed under Section 4975 of the Code, Section 502 of ERISA or any similar statute, regulation, ordinance, order or decree.

                  (b) None of the employees of the Company is represented by any labor union, and there is no strike, shutdown, organizational drive, boycott or similar labor action currently pending and/or (to the Company's best knowledge) threatened with respect to the Company.

         2.17 BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by the Company and, as of the Closing Date, the Notes have been duly authorized, executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligations of the Company and, as of the Closing Date, the Notes constitute the legal, valid and binding obligations of the Company, each enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principle relating to or limiting creditor's rights generally.

         2.18 FULL DISCLOSURE. To the Company's knowledge, no written statement furnished by or on behalf of the Company to you in connection with the negotiation of the sale of the Notes, including this Agreement and the attached schedules, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein, taken as a whole, not misleading. To the Company's knowledge, there is no fact that the Company has not disclosed to you in writing which could reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or the Notes.

         2.19 EXTENT OF OFFERING. Neither the Company nor any agent acting on its behalf has sold or offered to sell any or all of the Notes or any similar securities so as to bring the offer or sale of the Notes within the provisions of Section 5 of the Securities Act, and neither the Company nor any agent acting on its behalf will offer or sell the Notes or any securities similar to the Notes so as to bring the offer or sale of the Notes within such provisions.

         2.20 OUTSTANDING INDEBTEDNESS. As of the date of this Agreement, the Company has no outstanding indebtedness other than as set forth on Schedule 2.20.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTOR.

         3.1 INVESTMENT INTENT, ETC. You represent and warrant that you are acquiring the Notes and the securities issuable upon conversion of the Notes purchased or otherwise acquired hereunder for your own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same.

         3.2 SOPHISTICATION, FINANCIAL STRENGTH, ACCESS, ETC. You represent, warrant and acknowledge that you are an Accredited Investor (as that term is defined in Rule 501 promulgated by the SEC under the Securities Act), that you have such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment contemplated to be made hereunder, and that you were not formed or organized for the specific purpose of investing in the Company; that you understand that such investment bears a high degree of risk and could result in a total loss of your investment; that your principal place of business is the address set forth on Exhibit A; and that you have sufficient financial strength to hold the same as an investment and to bear the economic risks of such investment (including possible loss of such investment) for an indefinite period of time. You acknowledge that you are fully informed that the Notes and the securities issuable upon conversion of the Notes being sold to you hereunder are being sold pursuant to a private offering exemption under the Securities Act and are not being registered under the Securities Act or under the securities or blue sky laws of any state or foreign jurisdiction; that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or unless an exemption from registration is available thereunder; and that, except as specifically set forth herein, the Company has no obligation to register the Notes or the Underlying Shares. You represent and warrant that you have been given the opportunity to ask questions of, and receive answers from, the officers of the Company concerning the terms and conditions of this offering and the other matters pertaining to this investment, and, to your knowledge, have received all information you have requested from the Company and consider necessary or appropriate for deciding whether to invest.

         3.3 AUTHORIZATION. You represent and warrant that, as of the Closing Date, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by you. The fulfillment of and compliance with the terms of this Agreement by you will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) result in a violation of, breach of or default under (a) any law, statute, rule or regulation to which you are subject or (b) any agreement, instrument, order, judgment or decree to which you are a party, bound or subject.

4.    COVENANTS OF THE COMPANY.

         The Company covenants and agrees that on the date hereof and thereafter so long as any Note is outstanding:

         4.1 SELECTION OF INDEPENDENT AUDITORS. The Company will retain KPMG LLP as its independent auditors or another independent public accounting firm that is either of nationally-recognized standing or approved by the holders of the outstanding Notes.

         4.2 PUNCTUAL PAYMENT. The Company will duly and punctually pay the principal of, and interest on, each of the Notes in accordance with the terms of this Agreement and the Notes.

         4.3 BUSINESS, FRANCHISES, ETC. The Company will limit its business to the performance of activities in the ordinary course of a business at the Company's stage of development and do or cause to be done all things necessary to enable it to carry on such business and to preserve and keep in full force and effect its corporate existence. The Company will take all reasonable action to qualify as a foreign corporation or otherwise obtain all necessary licenses, permits, consents and certifications in order to conduct its business in each jurisdiction where the character of its Property or the nature of its activities makes such qualification necessary.

         4.4 INSPECTION OF PROPERTY. The Company will permit any holder of Notes or any Person reasonably designated by any such holder of Notes, upon reasonable notice and during normal business hours, from time to time to (i) visit and inspect any of the Properties of the Company, (ii) examine the corporate and financial records of the Company and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of the Company with the officers of the Company, for the purpose of monitoring such holder's investment in the Company. Each Investor acknowledges that he may obtain information relating to the Company's suppliers, customers, services, products or business that is of a confidential and proprietary nature ("Confidential Information"). Each Investor hereby agrees not to disclose any such Confidential Information to any third party without the prior written consent of the Company unless required by law or unless such Confidential Information has theretofore been made publicly available by any person other than the Investor.

         4.5 PAYMENT OF TAXES. The Company will pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its Property or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might become a lien upon any of its Property; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof is being contested in good faith with due diligence and by appropriate proceedings and if the Company shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) reasonably deemed by it adequate with respect thereto.

         4.6 COMPLIANCE WITH LAWS. The Company will comply, in all material respects, with all provisions of its Certificate of Incorporation and Bylaws, all applicable laws, regulations, orders and decrees of the United States and foreign authorities, all states and municipalities, and agencies and instrumentalities of the foregoing, in respect of the conduct of its business and the ownership of its Property and any provision of any contract, agreement, indenture, mortgage, lien, lease, sublease or arbitration award to which the Company is a party, by which it is bound or to which any of its Property is subject, except to the extent that the Company's obligation to comply with any of the foregoing is being contested in good faith with due diligence and by appropriate proceedings.

         4.7      BASIC FINANCIAL INFORMATION AND REPORTING.

                  (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                  (b) The Company will timely file all reports required to be filed with the SEC pursuant to the Exchange Act.

                  (c) If the Company or a successor to the Company is no longer required to file reports with the SEC pursuant to the Exchange Act, as long as any Note is outstanding, the Company shall:

                           (i) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, the Company will furnish each holder of the Notes a balance sheet of the Company and its subsidiaries (if any) as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company and its subsidiaries (if any), for such year, all prepared in accordance with generally accepted accounting principles consistently applied and in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and with respect to only the holders of the Notes, together with management's discussion and analysis. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors; and

                           (ii) The Company will furnish to each holder of the Notes, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a balance sheet of the Company and its subsidiaries (if any) as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company and its subsidiaries (if any), for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, together with management's discussion and analysis.

         4.8 RESTRICTED ACTIVITIES. Except in the ordinary course of the Company's business, or as otherwise expressly contemplated by this Agreement, so long as any Note is outstanding the Company will not without the consent of the holders of a majority in principal amount of the Notes then outstanding:

                  (a) declare or pay any dividends, either in cash or property on its capital stock and all other equity securities and all debt securities of the Company which are junior in rights and liquidation preferences to the Notes ("Junior Securities");

                  (b) directly or indirectly purchase, redeem or retire any of its Junior Securities, except as pursuant to any agreement set forth on Schedule 2.2(c); or

                  (c) make any other distribution, either directly or indirectly, in respect of Junior Securities.

         4.9 SUBSEQUENT EQUITY FINANCING. Within six months after the date of this Agreement, the Company shall use its best efforts to complete a Qualified Financing (as defined in the Notes).

5.    TRANSFER OF NOTES.

         The Notes shall not be transferable except upon the conditions specified in this Section 5, which conditions, among other things, are intended to ensure compliance with the provisions of the Securities Act and state securities and blue sky laws in respect of the transfer thereof.

         5.1      RESTRICTIVE LEGENDS.

                  (a) Unless and until otherwise permitted by this Section 5, each Note and each certificate representing Underlying Shares issued to you, your nominee or any subsequent transferee of a Note or Underlying Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SECURITIES BEING SOLD UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR A WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER OR SALE MAY BE EFFECTED WITHOUT THE REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS."

                  (b) The Underlying Shares shall not contain the legend set forth above if the conversion of such Notes occurs at any time while a registration statement relating to the Underlying Shares is effective under the Securities Act or, if there is not an effective registration statement relating to the Underlying Shares at such time, if in a written opinion of counsel reasonably acceptable to the Company, such counsel determines that such legend is not required under the applicable requirements of the Securities Act. The Company agrees that it will provide each Investor, upon request, with a certificate or certificates representing Underlying Shares free from such legend at such time as such legend is no longer required pursuant to this Section 5.

         5.2 TRANSFER UNDER SECURITIES ACT. Any Investor may resell or transfer the Notes (and upon conversion thereof, any of the Underlying Shares) at his discretion provided that such transfer is in compliance with the provisions of the Securities Act and state securities and blue sky laws.

6.       REGISTRATION RIGHTS.

         The Company covenants and agrees as follows:

         6.1      DEMAND REGISTRATION.

                  (a) If the Company at any time receives a written request from the Investors with respect to at least 50% of the Registrable Securities then held by or issuable to the Investors (or such lesser number of Registrable Securities as would result in an aggregate offering price to the public of at least $1,000,000), then the Company shall:

                           (i) within ten days of the receipt thereof, give written notice of such request to all Investors; and

                           (ii) prepare and file, as soon as practicable, and in any event within 90 days of the initial request, and use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Investors request to be registered (subject to the limitations of subsection 6.1(b)).

                  (b) If the Investors initiating the registration request hereunder (the "Initiating Investors") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 6.1(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Investors. In that event, the right of any Investors to include its Registrable Securities in such registration shall be conditioned upon such Investors participation in such underwriting and the inclusion of such Investors' Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Investors and such Investor) to the extent provided herein. All Investors proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 6.1(e)), if requested by the underwriter or underwriters, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 6.1, if the underwriter advises the Initiating Investors in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Investors shall so advise all Investors of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first, among all Initiating Investors, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Initiating Investor as compared to the other Initiating Investors participating in the offering, second, to the Company, and third, among all other Investors who have requested to participate pursuant to Section 6.2 in accordance with the priorities set forth in
         Section 6.2.

                  (c) Notwithstanding the foregoing right of the Investors to request registration, if the Company furnishes to Investors requesting a registration statement pursuant to this Section 6.1, a certificate signed by the President of the Company stating (i) that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and (ii) that it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 60 days after receipt of the request of the Initiating Investors; provided, however, that the Company may not utilize this right more than twice in any twelve-month period.

                  (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 6.1:

                           (i)      After the Company has effected one
                  registration pursuant to this Section 6.1 and, except as provided by Section 6.6, such registration has been declared or ordered effective;

                           (ii)     During the 180 day period after the
                  effective date of the registration statement relating to the filing of a registration statement filed pursuant to subsection 6.1(a); or

                           (iii) If the Initiating Investors propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 6.3.

         6.2      COMPANY REGISTRATION.

                  (a) If (but without any obligation pursuant to this Agreement to do so) the Company proposes to register (including for this purpose, a registration effected by the Company for stockholders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8, Form S-4 or any other form that would not permit registration of the Registrable Securities, the Company shall, at such time, promptly give each Investor written notice of such registration at least 20 days prior to filing a registration statement relating to such registration. Upon the written request of each Investor given within 20 days after mailing of such notice by the Company, the Company shall use its best efforts to cause to be registered under the Securities all of the Registrable Securities that each such Investor has requested to be registered.

                  (b) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 6.2 to include any of the Investors' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine, in their sole discretion, will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, the securities (including Registrable Securities) so included to be apportioned (i) first, to the Initiating Investors, if any, (ii) second, to the Company, and (iii) third, thereafter pro rata among the Investors. With respect to subclause (iii), any underwriters cutback shall be in proportion (as nearly as practicable) to the total number of shares of Registrable Securities that the Investors have requested be registered in the offering. For purposes of the foregoing concerning apportionment, for any Investor that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members and stockholders of such holder, or the estates and family members of any such partners, members, retired partners and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

         6.3 FORM S-3 REGISTRATION. If the Company receives from any Investor or Investors written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by or issuable to such Investor or Investors, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Investor; and

                  (b) as soon as practicable, and in any event within 45 days of the initial request, file a registration statement covering the Registrable Securities entitled to inclusion in such registration, and effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Investor's or Investors' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Investor or Investors joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 6.3: (1) if Form S-3 is not available for such offering by the Investors or (2) if the Investors, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and other securities, if any, entitled to inclusion at an aggregate price to the public of less than $500,000. Registrations effected pursuant to this
         Section 6.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 6.1 or 6.2, respectively.

         6.4      OBLIGATIONS OF THE COMPANY. Whenever required under this
Section 6 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Investors of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period the Investor refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and
         (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold or may immediately be sold under SEC Rule 144 during any 90 day period (and no Investor owns more than 1% of the Company's outstanding stock), provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference (in the registration statement) of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Act.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Investors such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by or issuable to them.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investors; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by law.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Cause all Registrable Securities registered pursuant to this Section 6 to be listed on each exchange or included for trading on any interdealer quotation system on which similar securities issued by the Company are then listed or included.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Section 6 and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (i) Furnish, at the request of any Investor requesting registration of Registrable Securities pursuant to this Section 6, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 6, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investors requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investors requesting registration of Registrable Securities.

         6.5 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6 with respect to the Registrable Securities of any selling Investor that such Investor shall furnish to the Company such information regarding himself or itself, the Registrable Securities held by him, and the intended method of disposition of such securities as shall be required to effect the registration of such selling shareholder's Registrable Securities.

         6.6 EXPENSES OF DEMAND REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 6.1, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 6.1 if the registration request is subsequently withdrawn at the request of the Investors holding a majority of the Registrable Securities (in which case the Initiating Investors shall bear such expenses), unless the Investors of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 6.1; provided further, however, that if at the time of such withdrawal, the Investors have learned of a material adverse change in the assets, financial condition or business of the Company, or in the market price of the Common Stock, from that known to the Investors at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Investors shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 6.1).

         6.7 EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 6.2 for each Investor, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to Registrable Securities.

         6.8 EXPENSES OF FORM S-3 REGISTRATION. The Company shall bear and pay all expenses incurred in connection with each registration requested pursuant to Section 6.3, including (without limitation) all registration, filing, qualification, printer's and accounting fees and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities.

         6.9 DELAY OF REGISTRATION. No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

         6.10 INDEMNIFICATION. If any Registrable Securities are included in a registration statement under this Section 6:

                  (a) The Company will indemnify and hold harmless each Investor, any underwriter (as defined in the Securities Act) for such Investor and each Person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
         (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will promptly pay to each such Investor, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.10 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Investor, underwriter or controlling person.

                  (b) Each selling Investor, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other shareholder selling securities in such registration statement and any controlling person of any such underwriter or other Investor, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 6.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 6.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 6.10(b) exceed the net proceeds from the offering received by such Investor.

                  (c) Promptly after receipt by an indemnified party under this Section 6.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if (in the reasonable opinion of counsel for the indemnified party) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
         Section 6.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.10.

                  (d)      If the indemnification provided for in this Section
         6.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by an Investor hereunder exceed the net proceeds from the offering received by such Investor. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this
         Section 6.10(d), no Investor shall be required to contribute any amount in excess of the dollar amount of the proceeds received by such Investor (net of any underwriting discount) upon the sale of the Registrable Securities giving rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was guilty of such fraudulent representation.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. For purposes of this subsection 6.10(e), the failure of the underwriting agreement to address or include any provision regarding indemnification or contribution shall not be deemed to be a conflict.

                  (f) The obligations of the Company, on the one hand, and the Investors, on the other, under this Section 6.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, and otherwise.

         6.11 REPORTS UNDER EXCHANGE ACT. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

                  (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Investors to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                  (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                  (d) furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         6.12 ASSIGNMENT OF REGISTRATION RIGHTS. The rights of each Investor hereunder, including the right to have the Company register for resale Registrable Securities in accordance with the terms of this Agreement, shall be automatically assignable by such Investor to any transferee or assignee of all or a portion of the Notes or the Underlying Shares if: (i) such Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such assignment or transfer, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to such registration rights are being transferred or assigned, (iii) following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this Section 6.12, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions of this Agreement. The rights to assignment shall apply to such Investor's (and to subsequent) successors and assigns.

         6.13 "MARKET STAND-OFF" AGREEMENT. Notwithstanding anything else in this Agreement to the contrary, the Investors, on behalf of themselves and any assignees, hereby agree that, for a period of 90 days following the effective date of a registration statement of the Company filed under the Securities Act as described in Section 6.2(a), they shall not, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of, whether through a derivation transaction or any other method of disposing of the economic benefits (other than to donees who agree to be similarly bound), any Registrable Securities held by them at any time during such period, except Common Stock included in such registration; provided, however, that such agreement shall not apply unless (i) the standoff has been requested by the underwriters of the Company's securities and (ii) the officers and directors of the Company and holders of 1% or more of the Company's outstanding securities are similarly bound with regard to the offering. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Company held by each party to this Agreement (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         6.14 EFFECT OF CONVERSION. If the Notes are automatically converted in accordance with Section 8.1(a) of the Notes in connection with a Qualified Financing (as defined in the Notes) in which registration rights are granted to the participants in the Qualified Financing (including the Investors), then the provisions of this Section 6 shall automatically terminate upon the closing of that Qualified Financing, and the Investors shall thereafter be entitled to the registration rights granted in that Qualified Financing.

7.       LIABILITY.

         The obligations of each Investor hereunder are several and not joint and no Investor shall have any liability on account of any default of another Investor.

8.       DEFINITIONS.

         The following terms shall have the following meanings herein:

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a governmental organization or any agency or political subdivision thereof.

         "Property" means any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

         "Register," "registered," and "registration" refer to a registration effected by preparing and finding a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "Registrable Securities" means the Company's Common Stock, issuable or issued upon conversion of the Notes.

         The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then convertible securities which are, Registrable Securities.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stock" includes any and all shares, interest or other equivalents (however designated) of, or participations in, corporate stock.

         "Subsidiary" means any entity more than 50% of whose outstanding Voting Securities shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

         "Voting Securities" as applied to the securities of any entity means securities of any class or series (however designated) having ordinary voting power for the election of members of the board of directors (or other governing body) of such entity, other than securities having such power only by reason of the happening of a contingency.

9.       MISCELLANEOUS.

         9.1 BROKERS; INDEMNIFICATION. Each party to this Agreement will indemnify, defend and hold the other harmless from any claim, demand, liability for, or expense in connection with, any broker's or finder's fees or commissions from any person acting on behalf of the Company or the Investors, as the case may be, in connection with this Agreement or the issuance and sale of the Notes.

         9.2      AMENDMENT AND WAIVER.

                  (a) Any term, covenant, agreement or condition contained in this Agreement may be amended only by written instruments signed by you and the Company and compliance with any term, covenant, agreement or condition in this Agreement may be waived (either generally or in particular instances and either retroactively or prospectively) only in writing by the holders of a majority in principal amount of the Notes then outstanding; provided, however, that the written consent of all holders of the Notes then outstanding shall be required for any amendment or waiver relating to or regarding the terms regarding payment of the Notes.

                  (b) Any waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

         9.3 LOST, STOLEN, DESTROYED OR MUTILATED SECURITIES. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutualization of any Note and, in case of loss, theft or destruction, receipt of indemnity satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make, and deliver, in lieu of such Note, a new Note, with identical terms. Any Note made and delivered in accordance with the provisions of this Section 9.3 shall be dated as of the date of the Note in lieu of which such new Note is made and delivered. If you are the beneficial owner of such lost, stolen or destroyed Note, then your affidavit setting forth the fact of loss, theft or destruction and your beneficial ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no sureties shall be required as a condition to execution and delivery of a new Note other than your written agreement to indemnify the Company and its directors, officers and agents. The term "outstanding" when used in this Agreement with reference to securities as of any particular time shall not include Notes in lieu of which a new Note has been made and delivered by the Company in accordance with the provisions of this
Section 9.3.

         9.4 REPRESENTATIONS AND WARRANTIES TO SURVIVE. All representations, warranties and covenants contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the issuance and sale of Notes hereunder but shall not apply to periods subsequent to the fifth anniversary of the Closing Date.

         9.5 SEVERABILITY. If any court or any governmental authority or agency declares all or any part of any Section of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Agreement, and in the event that only a portion of any
Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

         9.6 INVESTIGATION OF THE COMPANY. You or your counsel may, at your expense, at any time prior to the Closing, during normal business hours, make such reasonable investigation of the Company and the Property and business of the Company as you or your counsel deem necessary or advisable, but such investigation shall not affect the representations, warranties and covenants of the Company contained herein or made pursuant hereto.

         9.7 SUCCESSORS AND ASSIGNS. All representations, warranties, covenants and agreements of the parties contained herein shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns and, with respect to natural persons, their respective heirs and personal representatives. The Company shall not assign this Agreement or any portion thereof without the prior written consent of all holders of the Notes then outstanding. The Investors may assign this Agreement or any portion thereof at their discretion without the prior written consent of the Company.

         9.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

         If to an Investor, to the address set forth below such Investor's name in Exhibit A or at such other address as the Investor may designate to the Company in writing.

         If to the Company, to:


                  SSP Solutions, Inc.
                  17861 Cartwright Road
                  Irvine, California 92614
                  Attention: Thomas E. Schiff
                  Telecopy:  (949) 851-8679

         9.9 GOVERNING LAW. The validity, meaning and effect of this Agreement and the Notes shall be determined in accordance with the laws of Illinois applicable to contracts made and to be performed in that state.

         9.10 WAIVER OF JURY TRIAL. The Company and each of the Investors hereby irrevocably and unconditionally waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement, the Notes or any other instrument or document delivered hereunder or any transaction contemplated thereby.

         9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

         9.12 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings, negotiations and agreements with respect thereto.

         9.13 PUBLICITY. The Company and the Investors shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and neither the Company nor the Investors shall issue any such press release or otherwise make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other parties with prior notice of such public statement.

         9.14 PAYMENT OF EXPENSES. The Company agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by you (i) in connection with the preparation, execution and delivery of this Agreement and the Notes, and any waiver, amendment or consent by you relating thereto, and (ii) in successfully enforcing this Agreement or the Notes.

         If you agree with the foregoing, please sign the form of acceptance below and return this Agreement to the Company, whereupon this Agreement will become and evidence a binding agreement between the Company and you as of the date first above written.

                                    Very truly yours,

                                    SSP Solutions, Inc.


                                    By:/s/ Richard Depew
                                       _________________________________________
                                       Richard Depew, President

                                    By:/s/ Thomas E. Schiff
                                       _________________________________________
                                       Thomas E. Schiff, Chief Financial Officer

         The terms of the foregoing Purchase Agreement are approved and accepted by the undersigned as of the date first above written.

                                    /s/ Richard P. Kiphart
                                    ____________________________________________
                                    Richard P. Kiphart

                                    /s/ Marvin J. Winkler
                                    ____________________________________________
                                    Marvin J. Winkler

                                    /s/ Kris Shah
                                    ____________________________________________
                                    Kris Shah

                                    /s/ Sandy Tennant
                                    ____________________________________________
                                    Sandy Tennant

                                   EXHIBIT A

                                                     Principal Amount of
         Investor                                    Note to be Purchased
         --------                                    --------------------
Richard P. Kiphart                                       $1,500,000
c/o William Blair & Company
222 West Adams Street
Chicago, Illinois 60606
Telecopy: (312) 368-9418

Marvin J. Winkler                                        $  375,000
c/o SSP Solutions, Inc.
17861 Cartwright Road
Irvine, California 92614
Telecopy: (949) 851-8679

Kris Shah                                                $  375,000
c/o SSP Solutions, Inc.
17861 Cartwright Road
Irvine, California 92614
Telecopy: (949) 851-8679

Sandy Tennant                                            $  250,000
130 Atlantic Avenue
Swampscott, Massachusetts 01907
Telecopy: (781) 593-4488
         TOTAL                                           $2,500,000